State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 06/05/2013
FILED 10:00 AM 06/05/2013
SRV 130748848 - 2350791 FILE

CERTIFICATE OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
TERRALENE FUELS CORPORATION
A Delaware Corporation

The undersigned Jaclyn Cruz, President and Matt Kelly, Secretary of Terralene Fuels Corporation does hereby certify that a special Meeting of the Board of Directors held at the offices of the Corporation on May 31, 2013, at which a quorum was present, the following resolutions were duly passed:

RESOLVED: The Corporation's authorized capital stock consists of 500,000,000 shares of common stock with $0.0001 par value per share, of which 139,248,691 shares are currently issued and outstanding.

RESOLVED: On May 31, 2013 the Board of Directors does hereby declare, subject to shareholder approval, a **One-for-Forty (1:40) stock split** of all of this Corporations outstanding common stock, without any change in par value for the shares of common stock of this Corporation. The stock split does not include a change in the authorized capital or par value.

RESOLVED: That in connection with such reverse split, in the event of fractional shares, there shall be no fractional shares or scrip certificates issued and all fractional shares be rounded to the nearest whole and delivered in accordance with the reverse stock split.

RESOLVED: That the Articles of Incorporation of Terralene Fuels Corporation shall be amended, subject to shareholder approval, to change the name of Terralene Fuels Corporation to **Golden Star Enterprises Ltd.** in accordance with Section 242 of the General Corporation Law of Delaware and further was approved by the shareholders of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware.

RESOLVED: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

RESOLVED: That the officers of the corporation and each of them is authorized and empowered to arrange for and purchase new stock certificates of the corporation to be issued to shareholders and to represent the Common Stock of this Corporation issuable pursuant to the name change and such share certificates, as determined by the officers, shall be deemed to be the shares of this corporation, and it in further

RESOLVED: That the officers of the corporation and each of them is authorized and empowered to do such things and execute such documents as may be necessary in order to effectuate the purpose of the foregoing resolutions.

RESOLVED: That the Certificate of Amendment shall be effective on July 15, 2013.

RESOLVED: The Articles of Incorporation of Terralene Fuels Corporation are hereby amended as follows:

ARTICLE 1
(amended)

The name of Corporation is **Golden Star Enterprises Ltd..**

I, the undersigned Secretary of Terralene Fuels Corporation DO HEREBY CERTIFY that the foregoing is a true, complete and accurate copy of resolutions duly adopted by the Board of Directors of the said Corporation at a special meeting held on the aforementioned day, at which a quorum of the Directors were present; and I do further certify that these resolutions have not been altered, amended repealed or rescinded and they are now in full force and effect.

Witness my and the Seal of the Corporation this 31st day of May, 2013.

Dated: May 31, 2013

Jaclyn Cruz, President & Director

Dated: May 31, 2013

Matt Kelly, Secretary & Director